Contact:	Press Jim Sheehan SeaChange +1-978-897-0100 x3064 jim.sheehan@schange.com	Exhibit 99.1 Investors Monica Gould The Blueshirt Group +1-212-871-3927 monica@blueshirtgroup.com

SEACHANGE APPOINTS WILLIAM MARKEY TO BOARD OF DIRECTORS

ACTON, Mass. (March 22, 2016) – Multiscreen innovator SeaChange International, Inc. (NASDAQ: SEAC) today announced the appointment of William Markey to its Board of Directors as Director Class II, effective March 18, 2016. Mr. Markey brings SeaChange significant software and telecommunications experience including corporate development, strategy, and mergers and acquisitions. He assumed the seat formerly held by Carmine Vona, who retired from SeaChange’s board in December 2015.

SeaChange CEO Jay Samit stated, “With his strong background in software, emerging technologies and SeaChange’s core markets, we anticipate Bill will bring immediate advantages to our team. We’re pleased to draw talent of his caliber to the board as SeaChange continues to deliver new software innovations and secure new markets for our products.”

Mr. Markey is President of the Relevant C Business Group (RCBG), a private consulting firm he founded in 2002 to assist telecommunications, media and technology companies with strategy and execution, often for emerging technologies. Previously, Mr. Markey co-founded Ucentric Systems, a software company that provided connected home software solutions to television operators, which was acquired by Motorola in 2005. He held management roles in 3Com and Motorola operations that served the television industry, and held prior roles with Pacific Telesis and Preview Media. He is a member of the advisory boards of Gainspeed and BandwidthX. He is a former member of Concurrent Computer’s advisory board and was a trustee and vice chairman of Quest Academy in Palatine, IL.

Mr. Markey commented, “SeaChange continues to maintain a strong position at the center of television’s ongoing transformation, consistently empowering stakeholders to stay ahead of consumers. I’m eager to get to work as the company reaches into new markets and geographies for premium video delivery.”

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Mr. Markey holds a BA from Georgetown University, an MS from Columbia University and an MA from Johns Hopkins University.

About SeaChange International

Enabling our customers to deliver billions of premium video streams across a matrix of pay-TV and OTT platforms, SeaChange (Nasdaq: SEAC) empowers service providers, broadcasters, content owners and brand advertisers to entertain audiences, engage consumers and expand business opportunities. As a three-time Emmy award-winning organization with over 20 years of experience, we give media businesses the content management, delivery, measurement and analytics capabilities they need to craft an individualized branded experience for every viewer that sets the pace for quality and value worldwide. Visit www.schange.com.

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